EXHIBIT 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [*****] INDICATES THAT INFORMATION HAS BEEN REDACTED OR OMITTED.

6 October 2022

SYLVAMO NORDIC SALES COMPANY OY

and

PULP INVEST LIMITED LIABILITY COMPANY

and

TIMUR GABIDULLIN

and

NPAO SYLVAMO CORPORATION RUS

AGREEMENT

FOR THE SALE AND PURCHASE OF

ORDINARY SHARES OF NPAO SYLVAMO CORPORATION RUS

i

THIS DEED OF AGREEMENT (this “Agreement”) is made on 6 October 2022

AMONG:

(1)	SYLVAMO NORDIC SALES COMPANY OY, a company incorporated under the laws of Finland whose registered office is at Koskenparras 10, Imatra, 55100, Finland (the “Seller”);

(2)

PULP INVEST LIMITED LIABILITY COMPANY, a company incorporated in the Russian Federation (registered numbers OGRN 1227800086062, INN 7842205435 and KPP 784201001), whose registered office is at 191144, Russian Federation, Saint Petersburg, Novgorodskaya str., h. 5, bldg.5, Litera A, Office 18-H, Room 18 (the “Purchaser”);

(3)	MR TIMUR GABIDULLIN (passport number [*****]) whose ordinary residential address is [*****] (the “Personal Guarantor”); and

(4)

NPAO SYLVAMO CORPORATION RUS (HIIAO « Pyc»), a joint stock company, incorporated in accordance with the laws of the Russian Federation whose main state registration number (OGRN) is 1024700880324 and registered office is located at 17, Zavodskaya str., Leningrad region, Svetogorsk, 188991, Russia (in its capacity as Guarantor for the purposes of Clause 11, the “Guarantor”).

WHEREAS:

(A)	The Seller has agreed to sell and the Purchaser has agreed to purchase the Sale Shares (as defined below) on the terms and subject to the conditions of this Agreement.

(B)

The Personal Guarantor is an ultimate beneficial owner of the Purchaser. The Personal Guarantor and the Guarantor will each benefit from the execution, delivery and performance of this Agreement and the other Transaction Documents and therefore have agreed to guarantee the performance of the obligations of the Purchaser under this Agreement and the other Transaction Documents.

(C)	The Parties intend that this Agreement shall have effect as a deed.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires:

“Affiliate” means:

(a)

in relation to any person that is an undertaking, a person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified; and

(b)	in relation to any person that is an individual, any spouse, civil partner, co-habitee, grandparents (and the grandparents of the spouse, civil partner or co-habitee)

and all lineal descendants by blood or adoption of those grandparents, and any person or persons acting in its or their capacity as trustee or trustees of a trust of which such individual is the settlor;

“Agreed Form” means, in relation to any document, the form of that document which has been initialled for the purpose of identification by the Purchaser (or the Purchaser’s Solicitors on behalf of the Purchaser) and the Seller (or the Seller’s Solicitors on behalf of the Seller);

“Applicable Law” means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time;

“Business Day” means a day on which banks are open for general, commercial banking business in New York City, United States of America, London, United Kingdom, Moscow, Russia and Helsinki, Finland (excluding Saturdays, Sundays and public holidays);

“Claim” means any proceedings, claim, suit or action made by a Party arising out of or in connection with this Agreement or the transactions contemplated hereby, howsoever arising;

“Companies Act” means the Companies Act 2006;

“Company” means NPAO Sylvamo Corporation Rus (HIIAO « Pyc»), a joint stock company, incorporated in accordance with the laws of the Russian Federation whose main state registration number (OGRN) is 1024700880324 and registered office is located at 17, Zavodskaya str., Leningrad region, Svetogorsk, 188991, Russia;

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with Clause 4 (Completion);

“Completion Date” means the date on which Completion occurs;

“Confidential Information” has the meaning given in Clause 9.1;

“Consideration” has the meaning given in Clause 3.1;

“Data Room” means the electronic data room in respect of the Transaction hosted by Donnelley Financial Solutions Venue as at the date of this Agreement;

“Encumbrances” means any mortgages, charges, rent-charges, liens, pledges, security interests, options, rights of first refusal, preference, restrictions, claims or other third party rights (including without limitation any call option, pre-emption right or any other right over or affecting the Shares) or any other encumbrance or security interest of any kind (or an agreement or commitment to create any of the same);

“Governmental Authority” means any supranational, national, state, municipal or local government (including any subdivision, court, administrative agency or commission, stock or securities exchange, self-regulatory organisation or other governmental or regulatory body) or any other supranational, intergovernmental, quasi-governmental authority, body, department or organisation, including the European Union, or any regulatory body appointed by any of the foregoing in each case, in any jurisdiction;

“gross-up amount” has the meaning given in Clause 17.2;

“Group Companies” means the Company and the Subsidiary and “Group Company” means each of them;

“Losses” means any and all losses, costs, liabilities, damages (including present and future damages), claims or expenses;

“Notice” has the meaning given in Clause 10.1;

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control;

“Party” means a party to this Agreement and “Parties” means more than one or all of them, and shall include any permitted assignee or successor to such party in accordance with this Agreement;

“Press Announcement” means the press announcement relating to the Transaction in the Agreed Form;

“Proceedings” means any proceeding, claim, suit or action arising out of, or in connection with, this Agreement or its subject matter (including its validity, formation at issue, effect, interpretation, performance or termination) or any other Transaction Documents or the transactions contemplated hereby, or referred to herein, howsoever arising;

“Purchaser Connected Persons” means:

(a)	any member of the Purchaser Group from time to time;

(b)	any directors, officers, managers, employees, legal and beneficial shareholders (whether direct or indirect) of any member of the Purchaser Group from time to time; and

(c)	any other person that acts for or on behalf of, or otherwise directs, any of the decisions of any of persons referred to in paragraph (a) and (b) above whilst acting in his capacity as such;

“Purchaser Group” means the Purchaser and its Affiliates;

“Purchaser’s Knowledge” means the actual knowledge of Timur Gabidullin and Oleg Lebedev at the time of entry into this Agreement after having made due enquiries with the directors, officers and managers of each Group Company;

“Purchaser’s Solicitors” means Egorov Puginsky Afanasiev & Partners of 21, 1st Tverskaya-Yamskaya Street, Moscow, 125047, Russia;

“recorded delivery” has the meaning given in Clause 10.2(b);

“Registrar” means JSC «Noviy Registrator» (AO « »), a joint stock company, incorporated in accordance with the laws of the Russian Federation whose registered office is at Moscow, 107996, Russia, BUZHENINOVA STREET, 30, BUILDING 1, FLOOR/COM 2/VI/32, the securities registry of the Company;

“Relief” includes, unless the context requires otherwise, any allowance, credit, deduction, exemption or set off in respect of Tax or relevant to the computation of any income, profits or gains for the purposes of Tax, or any right to or actual repayment of or saving of Tax (including any repayment supplement, fee or interest in respect of Tax);

“Representative” means, in relation to any person, such person’s directors, officers, employees, lawyers, accountants, auditors, bankers or other advisers, agents, sub-contractors or brokers;

“Sale Shares” means 24,148 ordinary shares in the capital of the Company;

“Sanctioned Person” means:

(a)

any person identified as a sanctioned or designated person in any Sanctions-related list of sanctioned or designated persons administered by (but not limited to) OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, the any European Union member state, the United Kingdom or Her Majesty’s Treasury of the United Kingdom, as amended from time to time;

(b)	any person located, in or organized or resident in a Sanctioned Jurisdiction; or

(c)	any person owned, directly or indirectly (50% or more), or controlled by or acting for or on behalf or at the direction of, any such person described in the foregoing clauses (a) and (b);

“Sanction(s)” means any trade, economic or financial sanctions, requirements, regulations, restrictive measures or embargoes imposed, administered, enacted or enforced by the U.S. government or any U.S. agency (including, but not limited to, OFAC and the U.S. Department of State), the United Nations Security Council, the European Union (or any of its member states) or the UK Government (including without limitation Her Majesty’s Treasury); and

“Sanctioned Jurisdiction” means, at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions being, at the date of this Agreement, the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea and Syria, but in any event excluding the Russian Federation;

“Seller Connected Persons” means:

(a)	any member of the Seller Group from time to time; and

(b)	any of the former and current directors, officers, managers, employees, legal and beneficial shareholders (whether direct or indirect) of any member of the Seller Group from time to time;

“Seller Group” means the Seller and its Affiliates;

“Seller’s Account” means the following bank account in euros (or such other bank account as may be agreed by the Parties):

Ultimate Beneficiary Name: Oy Sylvamo Nordic Sales Comp.

Ultimate Beneficiary Account: [*****]

Ultimate Beneficiary IBAN: [*****]

Currency Type: EUR

Beneficiary Bank Name: [*****]

Beneficiary Bank SWIFT: [*****]

“Seller’s Knowledge” means the actual knowledge of the directors, officers and managers of the Seller and Sylvamo Corporation after having made due enquiries with the directors, officers and managers of each Group Company;

“Seller’s Solicitors” means Skadden, Arps, Meagher, Slate & Flom (UK) LLP of 40 Bank Street, Canary Wharf, London, United Kingdom E14 5DS;

“Subsidiary” means CJSC Tichvinski Kompleksni Lespromchoz (3AO « »), a joint stock company incorporated in accordance with the laws of the Russian Federation whose main registered number (OGRN) is 1024701852493 and registered office is located at 10, Socialisticheskaya str., Leningrad region, Tichvin, 187555, Russia;

“Tax” or “Taxation” means all forms of taxation, withholding taxes of any nature, levies, duties, governmental fees, imposts, contributions or charges in the nature of Tax, wherever and however imposed, including without limitation: corporate income tax, wage withholding tax, personal income tax, trade tax and social security contributions, VAT, customs duties and excise duties, capital duty, transfer tax on civil law transactions, dividend tax, stamp duty, (municipal) real estate (transfer) tax and other municipal taxes and levies, anti-pollution taxes and levies due and payable, levied or announced by virtue of law in any jurisdiction, together with all penalties, charges, fines and interest relating thereto;

“Third Party” has the meaning given in Clause 15.1;

“Transaction” means the acquisition by the Purchaser of the Sale Shares pursuant to this Agreement;

“Transaction Documents” means this Agreement, the Transitional Services Agreement and any other document that the Seller and the Purchaser agree in writing to be a “Transaction Document”;

“Transitional Services Agreement” means the transitional services agreement in the Agreed Form;

“VAT” means in relation to any jurisdiction within the European Union, the value added tax provided for in Directive 2006/112/EC and charged under the provisions of any national legislation implementing that directive or Directive 77/388/EEC together with legislation supplemental thereto and, in relation to any other jurisdiction, the equivalent Tax (if any) in that jurisdiction;

“Waived Claim” means a claim, potential claim, counterclaim, potential counterclaim, right of set-off, indemnity, suit, action, cause of action, right or interest of any kind and nature whatsoever, whether known or unknown, suspected or unsuspected, however (including whether under statute, common law, contract or otherwise) and whenever arising and in whatever capacity and in whatever jurisdiction and under any law whatsoever, save for those arising under this Agreement;

“Warranties” means the warranties contained in Clause 5.1 and “Warranty” means any one of them; and

“Warranty Claim” means any claim arising out of, or in connection with, the Warranties.

1.2	In this Agreement, unless the context otherwise requires:

(a)

references to Clauses, paragraphs and Schedules are to Clauses and paragraphs of, and the Schedules to, this Agreement, and a reference in a Schedule to a paragraph is a reference to a paragraph in that Schedule (or part thereof) in which the reference appears;

(b)	a reference to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(c)

a reference to a “person” shall be construed so as to include any individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any firm, any works council, any employee representative body, any other entity and any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, taxing, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof (in each case, whether or not having separate legal personality), and shall be deemed to include a reference to that person’s successors and assigns;

(d)	a reference to writing shall include any mode of reproducing words in a legible and non-transitory form, which shall not include email;

(e)	a reference to a time of the day is to London time;

(f)	if a period of time is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day;

(g)	a reference to “euros” or “€” shall be construed as a reference to the lawful currency for the time being of participating member states for the purposes of the European Monetary Union;

(h)	a reference to “dollars”, “US$” or “$” shall be construed as a reference to the lawful currency for the time being of the United States of America;

(i)

a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England and Wales be deemed to include what most nearly approximates the English legal term in that jurisdiction and references to any English statute or enactment shall be deemed to include any equivalent or analogous laws or rules in any other jurisdiction;

(j)	a reference to any law or enactment (including in this Clause 1 (Definitions and Interpretation)) includes references to:

(i)	that law or enactment as re-enacted, amended, consolidated, extended or applied by or under any other enactment (before the date of this Agreement);

(ii)	any law or enactment which that law or enactment re-enacts (with or without modification); and

(iii)

any subordinate legislation made (before the date of this Agreement) under any law or enactment, as re-enacted, amended, consolidated, extended or applied, as described in paragraph (i) above, or under any law or enactment referred to in paragraph (ii) above, provided that, as between the Parties, no such re-enactment, amendment, consolidation, extension or application shall apply for the purposes of this Agreement to the extent it would impose any new or extended obligation, liability or restriction on any Party, and “law” and “enactment” includes any legislation in any jurisdiction;

(k)

references to “costs” and/or “expenses” incurred by a person shall not include any amount of or in respect of value added (or other similar) tax (“VAT”) comprised in such costs or expenses for which either that person or, if relevant, any other member of the group to which that person belongs for VAT purposes is entitled to credit, refund or repayment as input tax under any applicable law or tax authority practice;

(l)	a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 1122 of the Corporation Tax Act 2010;

(m)

the expressions “parent undertaking”, “subsidiary undertaking” and “undertaking” shall have the meanings given in sections 1161 and 1162 of the Companies Act, the expressions “subsidiary”, “holding company” and “wholly-owned subsidiary” shall have the meanings given in section 1159 of the Companies Act and the expression “group” shall have the meaning given in section 474 of the Companies Act;

(n)	the words “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”;

(o)	words importing the singular include the plural and vice versa, and words importing a gender include every gender;

(p)	a reference to “variation” shall, in each case, include any variation, supplement, deletion or replacement however effected;

(q)

a reference to “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise, and “controlled” shall have a corresponding meaning; and

(r)	unless expressly stated to the contrary in this Agreement, any reference to (or requirement for) the execution of a document by a person includes execution on behalf of that person.

1.3

A reference to this Agreement (or to any specified provision of this Agreement) or a reference to any other document herein is to this Agreement (or provision) or such document, as amended, modified, supplemented, varied, assigned or novated, from time to time.

1.4	A reference to this Agreement includes the Schedules to it, each of which forms part of this Agreement for all purposes.

1.5	Headings and the table of contents are included in this Agreement for convenience only and do not affect its interpretation.

1.6

In construing this Agreement, the so-called “ejusdem generis” rule does not apply and accordingly the interpretation of general words is not restricted by (i) being preceded by words indicating a particular class of acts, matters or things; or (ii) being followed by particular examples.

1.7

The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement. In the event that a question of interpretation arises (including as to the intention of the Parties), no presumption or burden of proof shall arise in favour or against any Party based on the authorship of any provisions.

2.	SALE AND PURCHASE OF THE SALE SHARES

2.1

Upon the terms of this Agreement, at Completion the Seller shall sell, and the Purchaser shall purchase, the Sale Shares, free and clear of any Encumbrances, together with all rights and obligations attaching to them as at Completion, including the right to receive all dividends, return of capital or any other distributions declared, made or paid with effect from and after Completion.

2.2

The Seller irrevocably and unconditionally waives all rights over, or in connection with, any of the Sale Shares including any right of pre-emption, right of redemption or other restriction on transfer in respect of the Sale Shares or any of them conferred on the Seller under the articles of association of the Company or otherwise.

2.3

Neither the Purchaser nor the Seller shall be obliged to complete the sale and purchase of the Sale Shares unless the sale and purchase of all Sale Shares is completed simultaneously in accordance with this Agreement, but completion of the sale and purchase of some of the Sale Shares shall not affect the rights of the Parties with respect to the sale and purchase of the others.

3.	CONSIDERATION

3.1

The consideration for the sale and purchase of the Sale Shares shall be an amount paid in euros equal to twenty four billion six hundred ninety two million and three hundred forty six thousand Roubles (RUB 24,692,346,000) (being the Rouble equivalent of four hundred twenty million dollars (US$ 420,000,000) calculated in accordance with the USD/RUB exchange rates established by the Russian Central Bank to apply on the date preceding the date of this Agreement), which is then converted into euros on the foreign exchange market of the Moscow Exchange (MOEX) at the RUB/EUR exchange rate available on the MOEX and/or, only in the event the exchange rate on the inter-bank (OTC) market allows the acquisition of a higher amount of euros than applying the MOEX exchange rate, the inter-bank (OTC) market, in each case, as such rates apply on the date of this Agreement or, if the Seller agrees in writing, the date following the date of this Agreement (the “Consideration”), provided that the Purchaser shall instruct Raiffeisen Bank to effect the conversion in a manner that maximizes the amount of euros to be received by the Seller and, following completion of the conversion, provides the Seller with copies of all documentation showing the exchange rates applied by Raiffeisen Bank for the purposes of the conversion.

3.2	Any payment made to the Purchaser pursuant to a Claim shall be treated, to the extent lawful, as a reduction of the Consideration.

4.	COMPLETION

4.1

Completion shall take place at the offices of the Registrar immediately after execution of this Agreement, or at such other time and/or venue as may be agreed in writing between the Seller and the Purchaser.

4.2

At Completion the Seller and the Purchaser shall each deliver or take (or cause to be delivered or taken) the following documents and actions in sequence specified below, provided that the Seller has received the Consideration in immediately available funds in the Seller’s Account before it shall be required to make any delivery pursuant to Clause 4.2.5:

4.2.1	the Seller shall deliver to the Purchaser:

(a)	an extract of the minutes of duly held meetings of the directors of the Seller authorising the execution by the Seller of this Agreement and all other Transaction Documents; and

(b)	a certified copy of any power of attorney under which any of the foregoing documents are executed;

4.2.2	the Purchaser shall deliver to the Seller:

(a)	an extract of the minutes of a duly held meeting of the shareholders of the Purchaser authorising the execution by the Purchaser of this Agreement and all other Transaction Documents;

(b)	a certified copy of any power of attorney under which any of the foregoing documents are executed; and

(c)	a notarized spousal consent in Agreed Form duly signed by the Personal Guarantor’s spouse;

4.2.3	the Seller shall deliver to the Purchaser:

(a)

a copy of the properly completed and executed transfer order , instructing the Registrar to transfer all of the Sale Shares from the Seller’s holder account with the Registrar to the Purchaser’s holder account with the Registrar together (if applicable) with a certified copy of the power of attorney under which the transfer order is executed on behalf of the Seller; and

(b)

the Agreed Form power of attorney (unsigned) to be issued by the Seller in accordance with Clause 4.2.5(b) authorising the Purchaser, acting on behalf of the Seller, to execute any documents which may be required to transfer legal and beneficial title to the Sale Shares from the Seller to the Purchaser (including any relevant transfer order) and submit them to any relevant persons (including the Registrar);

4.2.4

against receipt by the Purchaser of the documents specified in Clause 4.2.1, the Purchaser shall pay the Seller the Consideration by electronic transfer of funds to the Seller’s Account and deliver to the Seller a SWIFT confirmation from the Purchaser’s bank confirming that the payment instruction has been executed by the Purchaser’s bank;

4.2.5

against the receipt by the Seller of the Consideration in immediately available funds in the Seller’s Account (which shall be a good discharge of the Purchaser’s obligation to pay the Consideration to the Seller), the Seller shall or shall procure that its Representatives shall:

(a)	deliver the original of the transfer order specified in Clause 4.2.3(a) to the Registrar and a duplicate original of that transfer order to the Purchaser; and

(b)	execute and deliver the original of the power of attorney specified in Clause 4.2.3(b) to the Purchaser.

4.3

The Seller shall deliver to the Purchaser a copy of the corresponding report (or statement) of operation from the Registrar relating to the transfer of the Sale Shares from the Seller to the Purchaser pursuant to the transfer order specified in Clause 4.2.3, subject to and promptly following the Seller having received such report (or statement) of operation.

4.4

Completion shall not be deemed to have occurred and Seller’s obligation to sell and transfer the Sale Shares to the Purchaser shall not be deemed to have been discharged until a record of the Purchaser’s legal title to the Sale Shares is made by the Registrar in accordance with Applicable Law.

4.5

In the event of a material non-compliance with the foregoing provision of this Clause 4 (Completion), it being agreed that a material non-compliance shall only arise (a) in the case of the Seller, where the Seller has failed to comply with Clause 4.2 at Completion, and (b) in the case of the Purchaser, where the Purchaser has failed to comply with Clause 4.2 at Completion, the Purchaser, in the case of a material non-compliance by the Seller, or the Seller, in the case of a material non-compliance by the Purchaser, shall be entitled (in addition to and without prejudice to all other rights or remedies available to it, including the right to claim damages) by written notice to the other, served on such date:

(a)	to elect not to proceed with the transactions set out herein whereupon the provisions of Clause 4.6 shall apply;

(b)	to effect Completion so far as practicable having regard to the defaults which have occurred; or

(c)

to fix a new date for Completion not being later than 5 Business Days later than the date notice is given, in which case the foregoing provisions of this Clause 4.3 shall apply to Completion as so deferred.

4.6

This Clause 4.6 shall apply only in the circumstances referred to in Clause 4.5(a). Where this Clause applies, this Agreement, other than Clauses 1 (Definitions and Interpretation), 8 (Announcements), 9 (Confidentiality), 10 (Notices), 11 (Guarantee), 12 (Assignment), 13 (Costs and Expenses), 14 (Invalidity), 15 (Third Party Rights), 16 (Counterparts), 19 (Variation and Waiver), 20 (Entire Agreement), 21 (Effect of Completion), 23 (Governing Law and Jurisdiction) and 24 (Arbitration) shall automatically terminate with immediate effect and each Party’s rights and obligations other than those specified above shall cease immediately on termination. Such termination shall not affect the rights and obligations of any Party existing before termination.

5.	SELLER’S WARRANTIES, UNDERTAKINGS AND LIMITATIONS ON LIABILITY

5.1

The Seller warrants to each of the Purchaser and the Personal Guarantor that each of the following warranties is true, accurate and not misleading as at the date hereof and as at Completion, by reference to the facts and circumstances then subsisting:

(a)

the Seller is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation, has all necessary corporate power and authority to enter into, execute, deliver and perform its obligations under each Transaction Document to which it is party;

(b)

each Transaction Document to be entered into by the Seller or any other member(s) of the Seller Group constitutes or will, when executed, constitute, legal, valid and binding obligations of the Seller and such other member(s) of the Seller Group;

(c)	entry into and compliance with the terms of each Transaction Document do not and will not conflict with or constitute a default or a breach under any provision of:

(i)	the memorandum or articles of association or equivalent constitutional documents of the Seller or any other member of the Seller Group; or

(ii)

to the Seller’s Knowledge, any agreement, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Seller or any other relevant member of the Seller Group is bound or submits;

(d)

the Sale Shares and 45026/160000 of one share which are owned of record by the persons set forth in the extract from the shareholder register of the Company set out in Part A of Schedule 2, comprise the entire issued share capital of the Company;

(e)	the Seller is the sole legal and beneficial owner of all the Sale Shares, which are free and clear of any Encumbrances, and there is no agreement or commitment to give or create any Encumbrances;

(f)	the entire issued share capital of the Subsidiary is comprised of 1,342,037 ordinary shares, which have been duly issued and are fully paid up;

(g)

the Company is the the sole legal and beneficial owner of 1,341,910 ordinary shares comprising 99.99% of the entire issued share capital of the Subsidiary, free and clear or any Encumbrances, and there is no agreement or commitment to give or create any such Encumbrances over such shares; the remaining ordinary shares in the Subsidiary are owned of record by the persons set forth in the extract from the shareholder register of the Subsidiary set out in Part B of Schedule 2;

(h)

the Seller has not granted any third party any right to acquire shares or other interests in the share capital or voting rights of any Group Company from the Seller or any of the Group Companies and, to the Seller’s Knowledge: (i) no third party has any right to acquire shares or other interests in the share capital or voting rights of any Group Company from the Seller or any of the Group Companies and (ii) in the last three (3) years no Group Company has granted any right to any person to acquire any shares or other interests in the share capital or voting rights of the Group Companies; and

(i)

neither the Seller nor, to the Seller’s Knowledge, any Group Company has become insolvent or unable to pay its debts or otherwise meets the criteria of insolvency set out in the Applicable Law, undergoes a bankruptcy procedure or voluntary or mandatory liquidation procedure (and no resolution have been passed to that effect), is subject to any bankruptcy moratorium and there are no legal grounds for the bankruptcy or mandatory liquidation of the Seller or, to the Seller’s Knowledge, any Group Company.

5.2	The liability of the Seller in respect of the Warranties shall be limited or excluded, as the case may be, in the circumstances and to the extent set out in Schedule 1.

5.3	The Seller acknowledges and agrees that the Consideration for the Sale Shares is fair and reasonable.

5.4

Save with respect to services set out in the Transitional Services Agreement, to the Seller’s Knowledge there are no guarantees, indemnities or other arrangements between the Company or any of its subsidiaries and any member of the Seller Group (excluding the Company and its subsidiaries). In the event any such arrangements are in effect, the Seller shall use all reasonable endeavours to procure that on Completion, or as soon as reasonably practicable following Completion:

(a)	the Company and each of its subsidiaries is released from all guarantees and indemnities given, if any, by it in respect of obligations of the Seller or any other members of the Seller Group; and

(b)

any agreement between (i) the Company or any of its subsidiaries and (ii) any member of the Seller Group (excluding the Company and each of its subsidiaries), is terminated with effect on and from Completion.

5.5

The Purchaser shall make necessary public filings with the Russian Governmental Authorities as required under Applicable Law to effect the change of name of the Company to remove any reference to ‘Sylvamo’ or any other word or phrase which could be reasonably associated with or connected to the Seller. Such filings shall be made within fifteen days of Completion.

5.6

Subject to Clause 5.8, it is expressly agreed that the Purchaser is not purchasing, acquiring or otherwise obtaining, any right, title or interest in any trade or business names, trademarks, domain names, identifying logos or service marks related thereto or containing the name “Sylvamo” or any part or variation of any of the foregoing or any similar trade name, trademark or logo, or any other trademarks or logos owned by, or licensed to, any member of the Seller Group (collectively, the “Trademarks and Logos”).

5.7

Subject to Clause 5.8, the Purchaser acknowledges and agrees that neither it nor any of its Affiliates (including, after the Completion Date, the Group Companies) will be entitled to use the Trademarks and Logos from and after the Completion Date.

5.8	The Purchaser shall, and shall procure that the relevant Group Companies, as soon as practicable and in any event within nine (9) months from the Completion Date:

(a)	use their reasonable endeavours to sell any and all products and inventory bearing any Trademarks and Logos owned by (but not licensed to) the Seller Group; and

(b)

take all actions to (i) modify all signage relating to the Group Companies to remove any reference therein to (or otherwise prevent any risk of confusion or association with) the Trademarks and Logos, and (ii) ensure that the Trademarks and Logos will cease to appear in all marketing or other materials (including vehicles, packaging materials, letters, faxes, brochures and other promotional materials, business cards, websites, emails, etc.).

6.	PURCHASER AND PERSONAL GUARANTOR WARRANTIES AND UNDERTAKINGS

6.1

Each of the Purchaser (in respect of itself and each member of the Purchaser Group which is party to any Transaction Document but not any other member of the Purchaser Group) and the Personal Guarantor (in respect of himself only) warrants to the Seller at the date hereof that:

(a)

the Purchaser is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation, and it and each member of the Purchaser Group has all necessary corporate power and authority and has taken all action necessary to enter into, execute, deliver and perform its obligations under each Transaction Document to which it is party;

(b)

each Transaction Document to be entered into by the Purchaser, the Personal Guarantor or any member(s) of the Purchaser Group has been duly authorized and constitutes or will, when executed, constitute, legal, valid and binding obligations of the Purchaser and the Personal Guarantor and other member(s) of the Purchaser Group;

(c)	entry into and compliance with the terms of each Transaction Document do not and will not conflict with or constitute a default or a breach under any provision of:

(i)	the memorandum or articles of association or equivalent constitutional documents of the Purchaser or any member of the Purchaser Group; or

(ii)

any agreement, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Purchaser or any relevant member of the Purchaser Group is bound or submits;

(d)

other than the consents and approvals of the Governmental Authorities which have been obtained by the Purchaser and the Personal Guarantor prior to the date of this Agreement, no other consent, authorisation, licence or approval of or notice to the Purchaser’s or Guarantor’s shareholders or any Governmental Authority is required to be obtained by any member of the Purchaser Group to authorise the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement and any other Transaction Document or the performance by the Purchaser or the Personal Guarantor of its obligations under this Agreement or any other Transaction Document to which it is party or will be required as a consequence of this Agreement or any other Transaction Document;

(e)	that neither it, nor any of its Affiliates, its legal and beneficial owners nor any person which has provided funds to the Purchaser used for payment of the Consideration is a Sanctioned Person;

(f)

it is acting in connection with this Agreement as principal and not as agent or broker for any other person, including not on behalf of any entity that is currently a Sanctioned Person, and is not purchasing the Sale Share for the purposes of indirectly or directly selling the Sale Shares or any economic benefits in connection the Sale Shares or the Company to any other person;

(g)	it has provided to the Seller true, complete and up-to-date details of:

(i)	the identity of all ultimate beneficial owners of the Purchaser together with those other particulars of each owner as requested by the Seller prior to the date of this Agreement; and

(ii)

the identity of any source of funds (whether equity, debt or arising from existing cash reserves) to be used for payment of the Consideration, together with those other particulars in accordance with the Seller’s requests prior to the date of this Agreement;

(h)	that it does not have any ultimate beneficial owners other than those identified for the purposes of Clause 6.1(g)(i);

(i)	it is an informed and sophisticated purchaser (or guarantor, as applicable) and has engaged expert, professional advisers, experienced in the evaluation and purchase of the Sale Shares;

(j)

neither the Purchaser nor the Personal Guarantor has become insolvent or unable to pay its debts or otherwise meets the criteria of insolvency or bankruptcy set out in the Applicable Law, undergoes a bankruptcy procedure or voluntary or mandatory liquidation procedure (and no resolution have been passed to that effect), is subject to any bankruptcy moratorium and there are no legal grounds for the bankruptcy or mandatory liquidation of the Purchaser or the Personal Guarantor; and

(k)

in the case of the Personal Guarantor, he is not by reason of illness or incapacity (whether mental or physical), incapable of managing his own affairs, and no court has made an order appointing any person to act for or on behalf of him as a result of any illness or incapacity.

6.2	Each of the Purchaser and the Personal Guarantor confirms, acknowledges and agrees that:

(a)

it and its Representatives have been given access to all of the materials and information provided to them (including via the Data Room) in relation to the Transaction and have had adequate opportunity to ask the Seller and its Representatives any enquiries concerning such materials and information;

(b)

it has conducted, to the extent the relevant documents and information were provided by the Seller or its Representatives or are publicly available (including the materials and information provided to it (including via the Data Room)), an independent review and analysis of the Sale Shares, and the Company (and its subsidiary and businesses) and the conditions, operations and prospects of such businesses and, in making its determination to proceed with the Transaction, has relied solely on the results of its own independent review and the review of its advisers;

(c)	the Consideration for the Sale Shares and the exclusions and limitations to the Seller’s liability are fair and reasonable;

(d)

the Seller’s Warranties are the only warranties of any kind given by or on behalf of the Seller or any other member of the Seller Group on which the Purchaser or any other member of the Purchaser Group may rely in entering into this Agreement;

(e)

without prejudice to the scope of the Seller’s Warranties set out in this Agreement, the Purchaser is aware of the Company’s capex requirements and is making the investment into the Company resulting from the acquisition of the Sale Shares on an “as is, where is” basis in exchange for the Consideration;

(f)

save for the Warranties, no representation or other statement, promise or forecast made by or on behalf of the Seller or any other member of the Seller Group may form the basis of any claim by the Purchaser or any other member of the Purchaser Group under or in connection with this Agreement or any Transaction Document;

(g)

no member of the Seller Group makes any representation or warranty as to the accuracy of any forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchaser or its Affiliates or to its or their Representatives on or prior to the date of this Agreement (including those contained in any documents in the Data Room); and

(h)	at the time of entering into this Agreement, to the Purchaser’s Knowledge there are no facts or circumstances which would entitle the Purchaser or the Personal Guarantor to make any Warranty Claim.

6.3	To the extent any such arrangements are in effect, the Purchaser shall use all reasonable endeavours to procure that on Completion, or as soon as reasonably practicable following Completion:

(a)	the Company and each of its subsidiaries is released from all guarantees and indemnities given, if any, by it in respect of obligations of the Seller or any other members of the Seller Group; and

(b)

any agreement between (i) the Company or any of its subsidiaries and (ii) any member of the Seller Group (excluding the Company and each of its subsidiaries), is terminated with effect on and from Completion, provided that for that purpose the Purchaser is not required to incur any costs or provide any replacement guarantees, indemnities or agreements.

7.	WAIVER AND RELEASE

7.1

For the purpose of this Clause 7, the “Releasing Party” means each of the Seller and the Purchaser and “Connected Persons” means (i) in the event that the Releasing Party is the Seller, the Seller Connected Persons and (ii) in the event that the Releasing Party is the Purchaser, the Purchaser Connected Persons.

7.2

With effect from the Completion Date, the Releasing Party (for and on behalf of itself and each of its Connected Persons) agrees, covenants and undertakes to the other Party and each of the other Party’s Connected Persons (the other Party and its Connected Persons each being a “Beneficiary”) as follows:

(a)

the Releasing Party unconditionally and irrevocably covenants and undertakes that neither it nor any of its Connected Persons has any Waived Claim against any Beneficiary arising out of, in relation to or in connection with:

(i)	any aspect of the management, activities, business or operations of, or any transaction entered into by, any Group Company (the “Group”) during or with respect to the period prior to Completion;

(ii)	any liabilities of any member of the Group, whether on or off balance sheet, and arising at any time during or with respect to the period prior to Completion;

(iii)	the charter or any other constitutional documents or rules of procedure of any member of the Group;

(iv)	any employee incentive or benefits plan with respect to any member of the Group, or any benefits or payments accruing thereunder;

(v)	the termination, resignation, removal or replacement of any director, officer, employee or manager of any member of the Group on, or at any time prior to, Completion;

(vi)	any person ceasing to be a director, officer, employee or manager of, or consultant to, or otherwise employed or engaged by, any member of the Group after Completion; or

(each such Waived Claim being a “Relevant Claim”);

(b)

the Releasing Party hereby waives and unconditionally and irrevocably releases and discharges (and shall procure that each of the its Connected Persons shall unconditionally and irrevocably release and discharge) each of the Beneficiaries (without any admission of liability) from:

(i)	any and all Relevant Claims; and

(ii)

any liability of any kind, whether direct or indirect, foreseen or unforeseen, foreseeable or unforeseeable, known or unknown, contingent or actual, present or future, arising anywhere in the world and arising out of or in connection with any Relevant Claims or relating to any facts or matters whatsoever underlying such Relevant Claims (each a “Relevant Liability”);

(c)

to the extent that any Relevant Claim or any Relevant Liability exists or may exist, the Releasing Party unconditionally and irrevocably covenants and undertakes to each Beneficiary that this Agreement shall, and does hereby, constitute full, final and irrevocable settlement of any such Relevant Claim or any Relevant Liability;

(d)	the Releasing Party unconditionally and irrevocably covenants and undertakes to each Beneficiary:

(i)

not to (and shall procure that none of the Releasing Party’s Connected Persons shall) sue, commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against any Beneficiary any action, suit, claim, investigation, regulatory proceedings or any other proceeding in any jurisdiction whatsoever arising out of, in connection with or relating to any of the matters released and discharged pursuant to Clause 7.2(b); and

(ii)

not to (and shall procure that none of the Releasing Party’s Connected Persons shall) request, assist or encourage in any way any company, entity or any other person (including any Governmental Authority) to take any of the actions described in paragraph (i) above in any jurisdiction whatsoever; and

(e)

the Releasing Party unconditionally and irrevocably covenants, represents, warrants and undertakes to each Beneficiary that neither it nor any of the Releasing Party’s Connected Persons has assigned, transferred or otherwise disposed of, and will not assign, transfer or otherwise dispose of, any interest in any actual or potential Waived Claim of any kind which it had, has or might have against any person who is or may be entitled to bring a counterclaim arising out of, or in any way connected with, or relating to the matters released and discharged pursuant to Clause 7.2(b).

7.3

Each of the Parties agrees to take all steps and to do and execute, or procure to be done and executed, all acts, deeds, documents or things which are reasonably required in order to give effect to Clause 7.

7.4	Nothing in this Clause 7 shall limit or prejudice (or is intended to limit or prejudice) the rights or remedies available to a Party under this Agreement.

8.	ANNOUNCEMENTS

8.1	The Parties hereby agree to the release of the Press Announcement promptly following the execution of this Agreement.

8.2

Save for the Press Announcement (and any announcement that is consistent in all material respects with the Press Announcement or any other announcement made in accordance with this Clause 8) and subject to Clause 8.3, no public announcement concerning the existence or subject matter of this Agreement shall be made by any Party without the prior written approval of the Purchaser, in the case of any announcement by the Seller or pre-Completion by the Guarantor, or the Seller, in the case of an announcement by the Purchaser or the Personal Guarantor or post-Completion by the Guarantor, in each case with such approval not to be unreasonably withheld or delayed.

8.3	A Party may make an announcement concerning the existence or the subject matter of this Agreement if required by:

(a)	any Applicable Law; or

(b)	any securities exchange or Governmental Authority to which that Party is subject or submits, wherever situated,

provided that it shall to the extent permitted by Applicable Law have first: (i) given notice to the Purchaser (in the case of any proposed announcement by the Seller or pre-Completion by the Guarantor) or the Seller (in the case of any proposed announcement by the Purchaser or the Personal Guarantor or post-Completion by the Guarantor), of its intention to make such an announcement and (ii) taken all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the Purchaser (in the case of any proposed announcement by the Seller or pre-Completion by the Guarantor) or the Seller (in the case of any proposed announcement by the Purchaser or the Guarantor or post-Completion by the Guarantor), before making such announcement.

8.4	The restrictions contained in this Clause 8 (Announcements) shall continue to apply after termination of this Agreement without limit in time.

9.	CONFIDENTIALITY

9.1

Subject to Clause 9.2, each Party shall treat as strictly confidential and shall not by any act or omission disclose to any other person any information received or obtained as a result of entering into or performing this Agreement which relates to the existence of this Agreement, the provisions of this Agreement, the negotiations and subject matter of this Agreement or the other Parties (“Confidential Information”) (including written information and information transferred or obtained orally, visually, electronically or by any other means).

9.2	A Party may disclose Confidential Information if and to the extent:

(a)	it is required by Applicable Law to which such Party is subject;

(b)	it is required by any Governmental Authority to which any Party is subject or submits, wherever situated;

(c)	it is an announcement made in accordance with the provisions of Clause 8 (Announcements);

(d)	subject to Clause 9.4, it is disclosed on a strictly confidential basis to its Representatives, its Affiliates or any Representatives of its Affiliates;

(e)

it was lawfully in its possession or in the possession of any of its Affiliates, its Representatives or any Representatives of its Affiliates (in either case as evidenced by written records or other reasonable evidence) free of any restriction as to its use or disclosure prior to it being so disclosed;

(f)	the information has come into the public domain through no fault of that Party or any of its Affiliates or Representatives;

(g)

that the Seller (in relation to disclosure by the Purchaser or post-Completion by the Guarantor) or the Purchaser (in relation to disclosure by the Seller or the Personal Guarantor or pre-Completion by the Guarantor) has given prior written consent to the disclosure; or

(h)	it is required to enable that Party to perform this Agreement or enforce its rights under this Agreement or disclosure is required for the purposes of any Proceedings,

and provided, that to the extent permitted by Applicable Law, any information to be disclosed in reliance on Clause 9.2(a) or 9.2(b) shall be disclosed only after consultation with the Purchaser (in the case of intended disclosure by the Seller or pre-Completion by the Guarantor) or the Seller (in the case of intended disclosure by the Purchaser or the Personal Guarantor or post-Completion by the Guarantor), and the Party intending to disclose the Confidential Information shall take into account, and to the extent possible, not take any action in contravention of, the reasonable comments or requests of such other Party.

9.3

Each of the Parties hereby agrees that it shall not use Confidential Information for any purpose other than in relation to the proper performance of its obligations and exercise of its rights under this Agreement (and the transactions contemplated hereby).

9.4

Each of the Parties undertakes that it shall and shall procure that its Affiliates shall, only disclose Confidential Information to any of its Representatives or any Representatives of its Affiliates if it is reasonably required for purposes connected with this Agreement (or the other Transaction Documents) and only if the Representative is informed of the confidential nature of the Confidential Information and accepts equivalent restrictions to those accepted by the Party who discloses the information.

9.5	The restrictions contained in this Clause 9 (Confidentiality) shall continue to apply after termination of this Agreement without limit in time.

9.6

Without prejudice to any other rights or remedies that the Parties may have, the Parties acknowledge and agree that damages alone would not be an adequate remedy for any breach by them of this Clause 9 (Confidentiality) or Clause 8 (Announcements) and that the remedies of injunction and specific performance as well as any other equitable relief for any threatened or actual breach of this Clause 9 (Confidentiality) or Clause 8 (Announcements) by any Party would be more appropriate remedies.

10.	NOTICES

10.1

Any notice or other communication to be given or made under or in connection with this Agreement (a “Notice”) shall be in writing in the English language and save where the Notice is given by email, signed by or on behalf of the Party giving it.

10.2	Service of a Notice must be effected by one of the following methods:

(a)	personally by hand;

(b)	by an internationally recognised courier or postal company that provides a record of delivery (“recorded delivery”);

(c)	by pre-paid first class post if within the United Kingdom or by pre-paid international airmail if overseas; or

(d)	by email (either by signed attachment or in the body of the email with an electronic signature).

10.3	Notices shall be addressed as follows:

The Seller:

For the attention of: Teija Kalinainen, Finance Controller

Address: Koskenparras 10, 55100 Imatra, Finland

Email: [*****]

With a copy (which shall not constitute, or be essential for valid, notice) to:

Sylvamo Corporation

For the attention of: General Counsel

Address: 6077 Primacy Parkway, Memphis, TN 38119, USA

Email: [*****]

and

Skadden, Arps, Slate, Meagher & Flom (UK) LLP (Attention: Ani Kusheva)

Address: 40 Bank Street, Canary Wharf, London, United Kingdom E14 5DS

Email: [*****]

The Purchaser:

For the attention of: Timur Gabidullin

Address: [*****]

Email: [*****]

The Personal Guarantor

Timur Gabidullin

Address: [*****]

Email: [*****]

The Guarantor:

For the attention of: General director of Sylvamo Corporation Rus

Address: 17, Zavodskaya str., Leningrad region, Svetogorsk, 188991, Russia

Email: [*****]

10.4

Any Party may notify the other Parties of any change to its name, address, facsimile number or email address for the purpose of this Clause 10 (Notices), provided that such notice shall be sent to each of the other Parties and shall only be effective on:

(a)

the date specified in the notice as the date on which the change is to take effect (being local time in the place the notice is received or deemed received, unless specified to the contrary in the notice); or

(b)

if no date is so specified or the date specified is less than three Business Days after which such notice was given (or deemed to be given), the fourth Business Day after the notice was received or deemed to be received.

10.5	In the absence of evidence of earlier receipt, any Notice served in accordance with this Clause 10 (Notices) shall be deemed given and received:

(a)

in the case of hand delivery, at the time the envelope addressed in accordance with this Clause 10 (Notices) containing the Notice is delivered at the address referred to in this Clause 10 (Notices) as recorded in an affidavit or equivalent sworn statement of truth by the person responsible for the delivery by hand;

(b)

in the case of recorded delivery, at the time the envelope addressed in accordance with this Clause 10 (Notices) containing the Notice is delivered at the address referred to in this Clause 10 (Notices), as recorded in a record of delivery issued by the internationally recognised courier or postal company responsible for the recorded delivery;

(c)

in the case of pre-paid first class post, on the third Business Day after the day the envelope addressed in accordance with this Clause 10 (Notices) containing the Notice was posted in the United Kingdom to the address referred to in this Clause 10 (Notices) as recorded on the postal service sales receipt;

(d)

in the case of pre-paid international airmail, on the sixth Business Day after the day the envelope addressed in accordance with this Clause 10 (Notices) containing the Notice was posted to the address referred to in this Clause 10 (Notices), as recorded on the postal service sales receipt; or

(e)

in the case of email, at the time the email containing or attaching the Notice was sent to the email address referred to in this Clause 10 (Notices), as recorded on the email on the sender’s machine, provided that receipt shall not occur if the sender receives an automated message indicating that the message has not been delivered to the recipient.

10.6

For the purposes of this Clause 10 (Notices) if deemed receipt under this Clause 10 (Notices) is not within business hours (meaning 9.00am to 5.30pm Monday to Friday on a day that is not a public holiday in the place of receipt), the Notice is deemed to have been received during business hours on the next Business Day in the place of receipt.

10.7	This Clause 10 (Notices) shall not apply to the service of, or any step in, Proceedings.

11.	GUARANTEE

11.1	The Personal Guarantor and the Guarantor, jointly and severally, and each as primary obligor unconditionally and irrevocably:

(a)

guarantees by way of continuing guarantee to the Seller (for the benefit of the Purchaser and each other member of the Seller Group) the full, due and punctual performance by the Purchaser of its obligations under or pursuant to this Agreement and each other Transaction Document (the “Guaranteed Obligations”);

(b)

agrees that if and each time that the Purchaser fails to make any payment in full when it is due or expressed to be due under or pursuant to this Agreement or any other Transaction Document, the Personal Guarantor and the Guarantor jointly and severally shall on demand (without requiring the Seller first to take steps against the Purchaser or any other person) pay that amount to the Seller; and

(c)

indemnifies the Seller immediately on demand against any cost, loss or liability suffered by the Purchaser as a result of any Guaranteed Obligation being or becoming unenforceable, invalid or illegal. The amount of the cost, loss or liability shall include the amount which the Seller would have been entitled to recover had such obligation not been or become unenforceable, invalid or illegal, provided, however, that:

(i)	without prejudice to the obligations of the Personal Guarantor, the Guarantor shall have no liability under this Clause 11 unless and until Completion occurs; and

(ii)

the Personal Guarantor shall have no liability under Clauses 11(a) and 11(b) with respect to the Purchaser’s obligation to pay the Consideration until the Purchaser receives funding from Expobank JSC on its bank account in an amount not less than USD 420 million (or equivalent in RUB), it being agreed that the Personal Guarantor hereby irrevocably undertakes to cause the Purchaser to (1) comply with the terms of the funding documentation agreed with Expobank JSC in order receive the amount mentioned above and (2) use the funds received from Expobank JSC under the funding documentation exclusively to pay the Consideration.

11.2

Each payment to be made by the Personal Guarantor or the Guarantor under this Clause 11 (Guarantee) shall be made in the currency in which the relevant amount is payable by the Purchaser, and shall be made in full without set-off, restriction, condition or counterclaim and free and clear of all deductions or withholdings of any kind except to the extent required by law.

11.3

The obligations of the Personal Guarantor and the Guarantor under this Clause 11 (Guarantee) shall not be satisfied, prejudiced, discharged, released, impaired, lessened or otherwise affected by any matter or thing which but for this provision might operate to satisfy, prejudice, discharge, release, impair, lessen or otherwise affect those obligations, including:

(a)	any time, waiver, consent or indulgence granted to, or composition with, the Purchaser or any other person;

(b)

the taking, variation (however significant or substantial), renewal or release of, or neglect to perfect or enforce this Agreement, any other Transaction Document or any right, guarantee, remedy or security from or against the Purchaser or any other person;

(c)

any invalidity, unenforceability, illegality or voidability of any obligations assumed or expressed to be assumed by the Purchaser (or any other member of the Purchaser Group) under or in connection with this Agreement or any other Transaction Document;

(d)

any legal limitation, disability, incapacity, dissolution, change in the constitution or control of, or merger or consolidation with any other person of, or the insolvency of, or any liquidation, winding up, bankruptcy or analogous proceedings relating to, the Purchaser or any other member of the Purchaser Group; or

(e)

any legal limitation, disability, incapacity, dissolution, change in the constitution or control of, or merger or consolidation with any other person of, or the insolvency of, or any liquidation, winding up, bankruptcy or analogous proceedings relating to the Purchaser; or

(f)	the death or incapacity (whether mental or physical) of any person, including the Personal Guarantor, or any notice of a person’s death or incapacity.

11.4

Without limiting the generality of Clause 11.3, the Seller (or any other member of the Seller Group) may at any time it thinks fit and without reference to the Guarantor and without prejudice to the obligations of the Personal Guarantor or the Guarantor under this Clause 11 (Guarantee):

(a)

grant a time for payment or grant another indulgence or agree to an amendment, variation, waiver or release in respect of an obligation of the Purchaser (or any other member of the Purchaser Group) under any Transaction Document;

(b)	give up, deal with, vary, exchange or abstain from perfecting or enforcing other securities or guarantees held by the Seller (or any other member of the Seller Group);

(c)	discharge a party to other securities or guarantees held by the Seller (or any other member of the Seller Group) and realise all or any of those securities or guarantees; and

(d)

compound with, accept compositions from and make other arrangements with the Purchaser (or any other member of the Purchaser Group) or a person or persons liable on other securities or guarantees held or to be held by the Seller.

11.5

Each of the Personal Guarantor and the Guarantor waives any right it may have to require the Seller (or any other member of the Seller Group, trustee or agent on their behalves) first to proceed against or enforce any other rights or security or claim payment from any person before claiming under this Clause 11 (Guarantee).

11.6

So long as the Purchaser (or any other member of the Purchaser Group) is under an actual or contingent obligation under any Transaction Document, neither the Personal Guarantor nor the Guarantor shall exercise a right which it may at any time have by reason of the performance of its obligations under this Clause 11 (Guarantee):

(a)	to be indemnified by the Purchaser (or any other member of the Purchaser Group);

(b)	to claim any contribution from another surety of the Purchaser’s (or any other member of the Purchaser Group’s) obligations under this Agreement or any other Transaction Document; or

(c)

to take the benefit (wholly or partly and whether by way of subrogation or otherwise) of any of the Purchaser’s (or any other member of the Purchaser Group’s) rights under any Transaction Document or of any other security taken by the Purchaser (or any other member of the Purchaser Group) pursuant to, or in connection with, any Transaction Document.

11.7	This guarantee is in addition to and without limiting and not in limitation of or substitution for any rights or security which the Seller (or any other member of the

Seller Group) may now or hereafter have or hold for the performance and observance of any of the obligations of the Purchaser (or any other member of the Purchaser Group) given in, or pursuant to, this Agreement or any other Transaction Document.

11.8

The Parties expressly acknowledge and confirm that (1) the Company is not entering into this Agreement on the instruction or at the initiative or direction of the Seller, (2) the Company is entering into this Agreement in its capacity as Guarantor as of its own volition in order to facilitate the acquisition of it by the Purchaser, based upon a reasonable judgement of its management, including the Personal Guarantor, who consider such transaction to be in the best interests of the Company.

12.	ASSIGNMENT

12.1

Save as provided in Clause 12.2, no Party may assign the benefit of this Agreement (in whole or in part) or transfer, declare a trust of or otherwise dispose of in any manner whatsoever its rights and obligations under this Agreement or subcontract or delegate in any manner whatsoever its performance under this Agreement (each of the above, a “dealing”) without the prior written consent of the Purchaser, in the case of a dealing by the Seller, or the Seller, in the case of dealing by the Purchaser, the Personal Guarantor or the Guarantor, such consent in each case to be at the absolute discretion of the relevant Party to withhold.

12.2

Subject to any assignment not increasing any liability or creating a liability which would not otherwise have existed for the Seller, the benefit of rights under this Agreement (including the Warranties) and each other Transaction Document shall be freely assignable by the Purchaser to the Personal Guarantor. If such benefit is so assigned by the Purchaser, the assignee may enforce the obligations on the part of the Seller under this Agreement and each other Transaction Document (including the Warranties) as if it had been named in this Agreement as the Purchaser.

12.3	Except as expressly permitted by this Clause 12 (Assignment), any dealing or purported dealing with respect to the whole or any part of this Agreement shall be void.

13.	COSTS AND EXPENSES

13.1

Save as otherwise expressly provided in this Agreement, each Party shall pay its own costs, charges and expense (including legal fees) in relation to the negotiation, preparation, execution and implementation of this Agreement and all other documents mentioned herein.

13.2

Without prejudice to Clause 13.1, all stamp, transfer, registration and other similar taxes, duties and charges (including any notaries’ fees) payable in connection with the sale or purchase of the Sale Shares under this Agreement shall be paid by the Purchaser.

14.	INVALIDITY

14.1	If at any time any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable in whole or in part under any enactment or rule of Applicable Law in any jurisdiction, then:

(a)	such provision shall:

(i)	to the extent that it is illegal, void, invalid or unenforceable be given no effect and shall be deemed not to be included in this Agreement; and

(ii)

not affect or impair the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or the legality, validity or enforceability under the Applicable Law of any other jurisdiction of such provision or any other provision of this Agreement; and

(b)

the Parties shall use all reasonable endeavours to replace such a provision with a valid and enforceable substitute provision which carries out, as closely as possible, the intentions of the Parties under this Agreement.

15.	THIRD PARTY RIGHTS

15.1

Save as provided for in Clause 7, the Parties do not intend that any term of this Agreement should be enforceable by any person who is not a party to this Agreement (each such person a “Third Party”) by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise.

15.2

Notwithstanding any benefits conferred by this Agreement on any third party by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise, the Parties may amend, vary, waive, terminate or rescind this Agreement at any time and in any way without the consent of any Third Party, whether or not such variation, waiver, termination or rescission affects or extinguishes any such benefit.

16.	COUNTERPARTS

This Agreement may be executed in counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but the counterparts shall together constitute one and the same instrument.

17.	PAYMENTS AND NO SET OFF; GROSS-UP

17.1

Other than the Consideration and save as otherwise provided in this Clause 17 (Payments and No Set Off), every amount payable under this Agreement by one Party to another shall be made in full without any set-off or counterclaim howsoever arising and shall be free and clear of deduction or withholding of any kind other than any deduction or withholding required by law.

17.2

If any Party is required by law to make a deduction or withholding from any payment made pursuant to this Agreement or if any payment made pursuant to this Agreement (other than payment of the Consideration) is subject to Tax in the hands of the payee

(ignoring for these purposes the availability of any Relief), the payor shall pay an additional amount as shall, after the making of such deduction or withholding or after such Tax, leave the payee with the same amount as it would have received had no deduction or withholding been made or had the payment not been subject to Tax (such amount being referred to as the “gross-up amount”).

17.3

Where a payor has made an increased payment under Clause 17.2 in respect of a deduction or withholding and the payee subsequently receives and retains a Relief in respect of the amount withheld or deducted, the payee shall account to the payor for such portion of any such Relief as does not exceed the gross-up amount and as shall leave the payee in no better or worse position than if no such deduction or withholding had been required to be made.

17.4

Unless otherwise expressly stated in this Agreement, all payments to be made under this Agreement shall be made in immediately available funds in dollars by electronic transfer on the due date for payment to such account as the receiving Party directs by notice to the paying Party.

18.	INTEREST

If any sum due for payment under this Agreement (other than a payment to the Seller of any part of the consideration for the Sale Shares and other than a payment of interest) is not paid on the due date for payment, then, without prejudice to any other remedy of the Party under this Agreement or as provided by Applicable Law, the Party in default shall pay interest on that unpaid sum from the due date until and including the date of actual payment calculated on a daily basis and compounded from day to day at a rate equal to the aggregate of two (2) per cent. per annum above the EURIBOR (12 month) rate for the time being unless expressly provided to the contrary in this Agreement.

19.	VARIATION AND WAIVER

19.1	No variation of this Agreement shall be effective unless it is in writing (which, for this purpose, does not include email) and signed by or on behalf of each of the Parties.

19.2

Each of the obligations, covenants, Warranties and undertakings given to the Purchaser set out in this Agreement which is not fully performed at Completion shall not be affected by Completion, except to the extent waived or released by a specific and duly authorised written waiver or release by the Purchaser.

19.3

No waiver of this Agreement or of any provision hereof will be effective unless it is in writing (which, for this purpose, does not include email) and signed by the Party against whom such waiver is sought to be enforced.

19.4

Any waiver of any right, claim or default hereunder shall be effective only in the instance given and will not operate as or imply a waiver of any other or similar right, claim or default on any subsequent occasion.

19.5

Any failure or delay by any person in exercising, or failure to exercise, any right or remedy provided by law under this Agreement shall not impair or constitute a waiver of that right or remedy or of any other right or remedy and no single or partial exercise of any right or remedy provided by law or under this Agreement or otherwise shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

20.	ENTIRE AGREEMENT

20.1

Each Party confirms that the content of this Agreement as expressly set out herein together with the content (as expressly set out herein) of any document expressly referred to in any of the terms of this Agreement, represents the entire understanding, and constitutes the entire agreement of the Parties, in relation to its subject matter and the transactions contemplated by it, and supersedes all previous agreements, understandings or arrangements (whether express, implied, oral or written (whether or not in draft form)) between the Parties with respect thereto, which shall cease to have any further force or effect.

20.2

Each of the Parties acknowledges that in entering into this Agreement it has agreed not to rely on any representation, warranty, collateral contract, undertaking or other assurance (except those expressly set out in this Agreement) made by or on behalf of any other Party before the signature of this Agreement, including during the course of negotiating this Agreement.

20.3

Each of the Parties waives all rights and remedies which, but for this Clause 20.3, might otherwise be available to it in respect of any such representation, warranty, collateral contract, undertaking or other assurance, provided that nothing in this Clause 20.3 shall limit or exclude any liability for fraud or fraudulent misrepresentation.

20.4

Each of the Parties acknowledges that all of its rights and remedies are contained or referred to in this Agreement, and no Party shall have any other right or remedy, including a claim for innocent or negligent misrepresentation or negligent misstatement.

20.5

Every term or condition implied by law in any jurisdiction in relation to the subject matter of this Agreement shall be excluded to the fullest extent possible, and to the extent that it is not possible to exclude any such term or condition, each Party irrevocably waives any right or remedy in respect of it.

20.6	Nothing in this Agreement (including this Clause 20 or Schedule 1) shall limit or exclude any liability for fraud or fraudulent misrepresentation.

21.	EFFECT OF COMPLETION

All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding Completion except in respect of those matters then already performed and Completion shall not constitute a waiver of any of a Party’s rights in relation to this Agreement or any other Transaction Document.

22.	FURTHER ASSURANCES

22.1

On or after Completion, each of the Parties shall at its own cost (and shall use its reasonable endeavours to procure that any third parties shall) promptly execute and deliver to the other Parties such other documents in a form satisfactory to the other Parties, and take such other action, as may be required to give to the other Party the full benefit of all the provisions of this Agreement. Without limiting the generality of the foregoing, if any payment initiated by the Purchaser, the Personal Guarantor or the Guarantor to the Seller becomes subject to an asset freeze or otherwise blocked due to Sanctions, banks’ compliance checks or for any similar reason, each Party shall at its own cost take reasonably necessary steps permitted under Applicable Laws to enable the Seller to receive that payment on its account, including applying for necessary licences and permits and obtaining legal opinions.

22.2

For so long after the receipt of the Consideration as the Seller or any nominee of it remains the registered holder of any Sale Share it shall hold (or direct the relevant nominee to hold) that Sale Share and any distributions, property and rights deriving from it on trust for the Purchaser and shall deal with that Sale Share and any distributions, property and rights deriving from it as the Purchaser directs. In particular, the Seller shall exercise all voting rights or abstain from exercising such rights as the Purchaser directs or shall execute an instrument of proxy or other document which enables the Purchaser or its representative to attend and vote at any meeting of the Company or the Subsidiary.

23.	GOVERNING LAW AND JURISDICTION

This Agreement and any claim, dispute or difference (including non-contractual claims, disputes or differences) arising out of, or in connection with, it or its subject matter shall be governed by, and construed in accordance with, English law.

24.	ARBITRATION

24.1	The Parties agree that:

(a)	no Proceedings may be brought (whether referred to arbitration or brought in any court) other than in accordance with this Clause 24;

(b)

they shall undertake to use their reasonable endeavors to settle amicably any dispute, controversy, difference or claim arising out of or relating to this Agreement or any other Transaction Document, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it (a “Dispute”). The Parties undertake to involve their senior management in any effort to try to settle amicably the Dispute; and

(c)

before referring a Dispute to arbitration in accordance with the foregoing provisions, the referring Party must first notify each other Party its wish to try to settle amicably the Dispute. Such notice shall include a statement of the Dispute setting out the details of the Dispute in reasonable detail.

24.2

Failing an amicable settlement within 21 Business Days of the date of the notification referred to in Clause 24.1 above, any Party shall have the right in its sole and absolute discretion to commence arbitration in accordance with this Clause 24 by notice to the other Parties and the Hong Kong International Arbitration Centre (“HKIAC”) (a “Notice of Arbitration”).

24.3

Any Dispute shall be referred to and finally resolved by arbitration administered by the HKIAC under the HKIAC Administered Arbitration Rules (“HKIAC Rules”) in force when the Notice of Arbitration is submitted. The law of this arbitration agreement (Clause 24 in its entirety) shall be English law. The seat of arbitration shall be Hong Kong. The Parties expressly agree that any arbitral hearings may be conducted in locations outside of the agreed seat of arbitration (being Hong Kong) or by way of virtual or electronic hearings in accordance with the HKIAC Rules, but any agreement to conduct arbitral hearings outside of the agreed seat of arbitration, or to conduct virtual or electronic hearings, shall not be deemed as an agreement or recognition by the Parties that the venue of these hearings shall be the seat of arbitration.

24.4	The following provisions shall apply to an arbitration under this Clause 24:

(a)	The arbitration proceedings shall be conducted and administered in English.

(b)	All evidence, legal authorities, witness statements, experts reports as well as oral testimony established in a language other than English shall be accompanied by a translation thereof in English.

(c)

To the fullest extent permitted by any relevant law, and without prejudice to the generality of Clause 24.4(g), the Parties hereby waive any rights of application or appeal to, and relinquish any rights to resist recognition or object to enforcement in, any national courts (including the courts of Russia) in connection with any Dispute on the basis, including but not limited to, that any provision of this Clause 24 is invalid or challengeable, that the arbitrators were not validly appointed, that the arbitrators and/or the HKIAC do not have authority or competence, that the seat of arbitration was or is not in fact in Hong Kong, or otherwise, in each case as a result of the seat of arbitration under this Agreement being Hong Kong, or on any other basis.

(d)	There shall be three arbitrators, all of whom shall be fluent in English.

(e)

Each of the arbitrators shall be designated and appointed in accordance with the HKIAC Rules. If there are only two Parties to the arbitration at the time the Notice of Arbitration is submitted, each of them shall designate one arbitrator to be appointed by the HKIAC and the two arbitrators so appointed shall designate the third arbitrator who shall serve as chairperson of the arbitral tribunal (and in the event that the two Party-designated arbitrators shall fail to designate the third arbitrator within thirty (30) days of the last of their appointments, the third arbitrator shall be appointed in accordance with the HKIAC Rules). If there are more than two Parties to the arbitration at the time the arbitration is commenced, the arbitrators shall be designated and appointed in accordance with the HKIAC Rules and the Parties hereby agree that the disputing Parties collectively represent two “sides” for the constitution of the arbitral tribunal (as claimant(s) on side and respondent(s) on the other side). To the fullest extent permitted by any relevant law, the Parties hereby waive any rights of application or appeal to any national courts (including the courts of Russia) concerning the appointment or authority of any arbitrator, or the disqualification, termination or substitution of any arbitrator, or any similar matter, or concerning any application or appeal against any award issued by the arbitral tribunal on the basis of any of the above. The Purchaser, the Personal

Guarantor and, post-Completion, the Guarantor shall be treated as single party for the purposes of any arbitration and shall not be permitted to appoint more arbitrators in aggregate than the Seller.

(f)

In its award or awards, the arbitral tribunal shall (unless it considers such a ruling to be inappropriate in the circumstances of the Dispute) award the prevailing Party all of its reasonable out-of-pocket third-party expenses incurred by that Party, including reasonable attorneys’ fees and expenses and arbitral costs.

(g)

To the fullest extent permitted by any relevant law, in connection with any Dispute, including in connection with any award made (including in relation to the HKIAC’s or the arbitral tribunal’s authority to consider a Dispute), except for actions to issue an interim injunction or other interim relief or assistance in aid of the arbitration proceedings or for the enforcement of any arbitral award in any national court of competent jurisdiction as expressly permitted hereunder, the Parties hereby waive any rights of application or appeal to any national courts, including the courts of Russia and any other applicable jurisdiction.

(h)

The award shall be final and binding upon the Parties and on any persons claiming through or under any of the Parties. The award may be entered and enforced in any national court having jurisdiction, and judgment upon the award rendered may be entered in any national court having jurisdiction. To the fullest extent permitted by any relevant law, the Parties hereby waive any right to challenge, annul, set aside or vacate any award on any grounds (including on the grounds that the award is against public policy) in any national courts, including the courts of Russia.

(i)

By agreeing to arbitration pursuant to this Clause 24, the Parties do not intend to deprive any national court or other governmental body or regulatory agency of its jurisdiction to issue an interim injunction or other interim relief or assistance in aid of the arbitration proceedings or for the enforcement of any arbitral award, provided that the Parties agree that they may only seek such relief as is consistent with their agreement to resolve Disputes by way of arbitration. Each Party shall have the right to apply to any competent national court for an interim injunction or other interim relief or assistance in aid of the arbitration proceedings.

(j)

For the avoidance of doubt, the arbitral tribunal shall have the authority to make orders for interim relief necessary to preserve the Parties’ rights, including pre-arbitration attachments or injunctions pursuant to the HKIAC Rules. The Parties agree that any ruling by the arbitral tribunal on interim measures shall be deemed to be a final award with respect to the subject matter of the ruling, shall be fully enforceable as such, and shall be binding on the Parties from the date it is made. The Parties undertake to carry out any ruling by the arbitral tribunal on interim measures immediately and without delay, and hereby incorporate any such ruling into their contractual relationship by virtue of this Clause 24.

(k)

The procedures for the taking of evidence shall be governed by the IBA Rules on the Taking of Evidence in International Arbitration. The procedure for the exchange of documents shall be governed by article 3 and article 9 of the IBA Rules on the Taking of Evidence in International Arbitration. In addition to the authority conferred on the arbitral tribunal by the rules specified above, the arbitral tribunal shall have the authority to order such production of documents as may reasonably be requested by any Party or by the arbitral tribunal itself.

24.5

Without prejudice to any other rights or remedies that the Parties may have, the Parties acknowledge and agree that damages alone would not be an adequate remedy for any breach by them of this Clause 24 and that the remedies of injunction and specific performance as well as any other equitable relief for any threatened or actual breach of this Clause 24 by any Party would be more appropriate remedies.

24.6

Unless this Agreement has already been terminated, this Agreement and the rights and obligations of the Parties hereunder shall remain in full force and effect pending the award in any arbitration proceeding hereunder, regardless of the nature of the Dispute.

24.7

Save and to the extent that disclosure may be required by legal duty, to protect or pursue a legal right or to enforce an award in bona fide legal proceedings before a national court or other judicial authority, the Parties undertake as a general principle to keep confidential all awards, together with all materials created during and for the purpose of arbitration produced by any Party in the proceedings provided such documents are not in the public domain. The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any documents disclosed by one Party to another, testimony or other oral submission and any awards or decisions) shall not be disclosed beyond the arbitral tribunal, the HKIAC, the Parties, their legal and professional advisers, and any person necessary for the conduct of the arbitration, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise.

24.8

To the fullest extent permitted by any relevant law and the HKIAC Rules, the HKIAC shall be prohibited from publicising any and all data relating to any Dispute hereunder, including any administrative decisions on appointing, terminating or disqualifying arbitrators.

24.9	All notices by one Party to another Party in connection with the arbitration shall be in accordance with the provisions of Clause 10.

24.10	The agreement to arbitrate contained in this Clause 24 shall be binding upon any statutory or contractual successors and assignees of each Party.

24.11

To the extent a Party may (in any arbitration under this Clause 24 or any properly brought action to issue an interim injunction or other interim relief or assistance in aid of the arbitration proceedings or for the enforcement of any arbitral award pursuant to this Clause 24) in any jurisdiction claim for itself or its assets any immunity from suit, injunction, execution, enforcement, attachment, application of foreign law or other legal process or relief granted, or any other type of immunity relating to it or its assets, and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), that Party hereby irrevocably agrees not to claim and hereby irrevocably waives any right to any such immunity with respect to itself and its assets to the fullest extent permitted by the laws of such jurisdiction. The Parties unconditionally and irrevocably agree that the execution, delivery and performance by each of them of this Agreement and all other agreements, contracts, documents and writings relating to this Agreement constitute private and commercial acts and not public or governmental acts.

24.12

In the event where there are parallel arbitral proceedings that concern similar issues of fact or law, the Parties agree that they shall require all relevant arbitral tribunals to determine, as a preliminary issue and at the first available opportunity, whether the relevant arbitral tribunal has jurisdiction over the issues in dispute. In the event of different rulings on this question by the relevant arbitral tribunals, the first ruling issued by any relevant arbitral tribunal assuming jurisdiction over the questions in dispute (the “First Ruling”) shall govern. The Parties agree to use their best endeavours to give effect to and implement a First Ruling, which shall include but not be limited to: (i) voluntarily withdrawing any proceedings which are inconsistent with the First Ruling; and (ii) requesting any relevant arbitral tribunal take all steps to implement the First Ruling. If the effect of the First Ruling is for the relevant arbitral tribunal to assume jurisdiction over some but not all of the issues in dispute, the Parties agree to use their best endeavours to give effect to the First Ruling, which shall include voluntarily withdrawing any claim(s) in any arbitral proceedings which would be inconsistent with the First Ruling.

24.13

If any Party fails to make any payment to the bank of the HKIAC where such payment is to satisfy the costs of the arbitration procedure or the fees of any arbitrators for the purposes of any arbitration initiated pursuant to this Clause 24, including where the bank of the HKIAC refuses or is prohibited under applicable law or regulation from accepting any payment from any such Party (a “Non-Paying Party”), any other Party to such arbitration shall be entitled to pay any amount that has been requested from, but has not been paid by, the Non-Paying Party in order to ensure that the arbitration procedure may continue. If any such other Party (the “Paying Party”) does make any such payment, notwithstanding anything in Clause 24.4(f) to the contrary:

(a)

each of the Parties agrees that such Paying Party shall be entitled to recover the amount of such payment from the Non-Paying Party immediately after such payment is made and that in the event that the costs are not recovered prior to the final award, the final award (regardless of the Party in whose favour it is made as regards the Dispute itself) shall include an obligation on the Non-Paying Party to pay such amount to the Paying Party; and

(b)

the Non-Paying Party shall hereby be obliged to pay to the Paying Party on demand an amount equal to the sum that the Paying Party has actually paid, together with any costs and expenses of recovery incurred by the Paying Party.

24.14

In each case where the Parties agree hereunder to waive any rights of application or appeal to any national courts, they also commit not to cause, encourage, assist or request any third parties, including their Affiliates, any Governmental Authorities, or any other parties, to make any such claims on their behalf or in their interest.

24.15

Any reference in this Clause 24 to an “award” shall be construed as broadly as possible and shall be a reference to any act of the arbitral tribunal, including any order, ruling or any other type of act.

24.16

In order to facilitate the comprehensive resolution of related Disputes, and upon request of any Party to an arbitration pursuant to this Clause 24, any arbitration or proposed arbitration involving any of the Parties and relating to this Agreement or any other Transaction Document and/or any other related agreement between the Parties may be consolidated pursuant to the HKIAC Rules.

24.17

With respect to Articles 248.1 and 248.2 of the Arbitration Procedure Code of the Russian Federation, and any right that any Party may have under any such provision at any time, (as may be amended, revised, supplemented or replaced from time to time), each of the Parties agrees, acknowledges and undertakes that: (a) in accordance with their agreement to arbitrate set out in this Clause 24, (including in particular Section 24.3), the Russian commercial (arbitrazh) courts shall have no jurisdiction with respect to the resolution of any Dispute; (b) it shall not seek an injunction from the Russian commercial (arbitrazh) courts in accordance with the procedure in Article 248.2 of the Arbitration Procedure Code of the Russian Federation (as may be amended, revised, supplemented or replaced from time to time) that prohibits the initiation of, or the pursuit of, any arbitration proceedings commenced in accordance with this Clause 24); and (c) neither the agreement to arbitrate contained in this Clause 24 nor the agreement to arbitrate contained in any other Transaction Document nor any proceedings in accordance with this Clause 24 or in accordance with any such agreement to arbitrate, in each case, is (or are) unenforceable for any reason (including on grounds, in whole or part, that any provision of any such arbitration agreement or any such proceedings creates any obstacles to, or bars in any way such Party from, access to justice in the case of any Dispute, whether in the capacity as claimant, respondent or otherwise).

24.18	Each Party agrees, acknowledges, confirms and undertakes that:

(a)

such Party shall not, either by itself or through any person (including any of its Representatives) whether acting in concert with it, acting on behalf of it or otherwise, take any step towards, or otherwise support, encourage or assist, any claim in, or any application or petitioning for any judgement, injunction, order or other remedy in, any court of any jurisdiction or any arbitral tribunal:

(i)

to invalidate, unwind or have declared null, void or unenforceable (in whole or part), or otherwise challenge the validity or enforceability of, any Transaction or any Transaction Document or any provision of it, including the arbitration agreement contained in this Clause 24 (or any part of it) or any arbitration agreement contained in any other Transaction Document (or any part of it); or

(ii)

that is inconsistent with or otherwise does not comply with, the provisions of the arbitration agreement contained in this Clause 24 or the provisions of any arbitration agreement contained in any other Transaction Document, including seeking to resolve any Dispute in a manner or in a forum that does not comply with the provisions of such arbitration agreement;

(b)

(without prejudice to the generality of the foregoing) such Party shall not invoke or exercise (or attempt to do so) any right it may have under any provision of Article 248.1 or 248.2 of the Arbitration Procedure Code of the Russian Federation (as any such provision may be amended, revised, supplemented or replaced from time to time) to claim that the Russian commercial (arbitrazh) courts have jurisdiction to resolve any Dispute or to claim that the arbitration agreement contained in this Clause 24 (or any part of it) or that the arbitration agreement contained in any other Transaction Document (or any part of it) or that any proceedings in accordance with this Clause 24 or in accordance with such arbitration agreement, in any case, is (or are) unenforceable for any reason (including on grounds, in whole or part, that any provision of any such arbitration agreement or any such proceedings creates any obstacles to, or bars in any way such Party from, access to justice in the case of any Dispute, whether in the capacity as claimant, respondent or otherwise).

24.19

An “Invalidation Attempt” shall be deemed to occur if a Party (the “Defaulting Party”) takes, procures or permits the taking of any action or step that is inconsistent with, or not in compliance with the provisions of, this Clause 24.

24.20

In addition to and without prejudice to all other rights that any Party that is not the Defaulting Party (each a “Non-Defaulting Party”) may have under this Agreement, Applicable Laws or otherwise, the Defaulting Party hereby undertakes to indemnify and to keep indemnified on demand each Non-Defaulting Party and its Affiliates against and from, and covenants to hold harmless and to pay to each Non-Defaulting Party and its Affiliates on demand, any and all amounts equal to any and all losses, damages, claims and expenses suffered or incurred at any time by the Non-Defaulting Party or any of its Affiliates as a result of or in connection with any breach by the Defaulting Party of this Clause 24 or any Invalidation Attempt by the Defaulting Party, including (a) any and all losses, damages, claims and expenses (including fines or penalties) suffered or incurred by the Non-Defaulting Party or any of its Affiliates (i) in disputing, defending or settling any such loss, damage, claim, expense, fine or penalty, (ii) in disputing, defending or challenging any step, action, claim or proceeding made by the Defaulting Party that constitutes or results in any such breach or an Invalidation Attempt, or (iii) as a result of or with respect to any order, award or judgement made against the Non-Defaulting Party or any of its Affiliates as a consequence of any step, action, claim or proceeding that constitutes or results in any such breach or an Invalidation Attempt; and (b) any and all losses, damages, claims and expenses suffered or incurred by the Non-Defaulting Party or any of its Affiliates in bringing any claim under, or in disputing, defending, settling, investigating or providing evidence in connection with establishing its right to be indemnified pursuant to, this Clause 24.20.

SCHEDULE 1

LIMITATION OF SELLER’S LIABILITY

1.	NOTICE, QUANTUM AND TIME

1.1

The Seller shall not be liable in respect of any Warranty Claim unless it has received written notice from the Purchaser specifying in reasonable detail the nature of the Claim, and so far as practicable the amount of the Warranty Claim or a reasonable estimate of the amount claimed, by no later than 18 months from the Completion Date.

1.2

The liability of the Seller in respect of a Warranty Claim of which notice is given by the Purchaser to the Seller in accordance with paragraph 1.1 of this Schedule 1 shall (if such Warranty Claim has not been previously satisfied, settled or withdrawn) absolutely determine and any Warranty Claim made therein be deemed to have been withdrawn (and no new Warranty Claim may be made in respect of the facts, event, matter or circumstance giving rise to such withdrawn Warranty Claim) unless legal proceedings in respect of such Warranty Claim shall have been commenced within six months of the date of service of such notice or, with respect to any Warranty Claim which is based on liability which is contingent, within six months of such contingent liability becoming an actual liability and is due and payable, and for this purpose proceedings shall not be deemed to have commenced unless they shall have been properly issued and validly served upon the Seller.

1.3

The aggregate liability of the Seller in relation to all Claims, excluding the Purchaser’s, the Personal Guarantor’s and the Guarantor’s reasonable costs and expenses incurred to pursue any Claim which is finally determined to be successful by a court of competent jurisdiction or any arbitral tribunal, shall not exceed the Consideration.

1.4

The Seller shall have no liability in respect of any Claim which is based on any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable.

2.	SELLER EXCLUSIONS

2.1	The Seller shall not be liable to the extent that:

(a)

the Warranty Claim occurs, is attributable to, or is increased as a result of, any legislation, change of law, regulation, rule, directive or mandatory requirement, which in each case is not in force or effect at Completion or which takes effect retrospectively; and

(b)

the amount of any Warranty Claim is increased by any delay by the Purchaser in making any payment or a delay or default by the Purchaser in submitting any documents required to be submitted outside the appropriate time limits or in submitting such documents otherwise than on a proper basis, in each case after Completion;

(c)	the matter giving rise to the Claim results from a change in the accounting policies or practices of the Purchaser or any member of the Purchaser ‘s Group introduced or having effect after Completion;

(d)	the Claim would not have arisen but for a breach by the Purchaser of any of its obligations under this Agreement or any other Transaction Document; or

(e)	in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable.

2.2	The Seller shall not be liable in respect of any Claim to the extent that such Claim is caused or increased by:

(a)	any admission of liability made after the date hereof by the Purchaser or on its behalf or by a member of the Purchaser Group on or after Completion; or

(b)	any reorganisation or change in ownership of the Purchaser or any member of the Purchaser Group.

2.3	Neither the Purchaser, the Personal Guarantor nor the Guarantor shall be entitled to make any Warranty Claim:

(a)	based on any fact, matter or circumstance which was specified in this Agreement;

(b)

arising out of a breach of the Warranties set out in Clauses 5.1(f), 5.1(g) and 5.1(i) if and to the extent the relevant facts, matters or circumstances giving rise to such Warranty Claim were within the Purchaser’s Knowledge at the time of entry into this Agreement.

3.	NO DOUBLE RECOVERY

3.1

Neither the Purchaser nor those deriving title from the Purchaser on or after Completion shall be entitled to recover damages or obtain payment, reimbursement or restitution more than once in respect of the same matters and circumstances.

3.2

The Seller shall not be liable in respect of any Warranty Claim to the extent that the Purchaser has recovered any amount, or has otherwise been made good or compensated for in respect of or in relation to the fact, matter or event giving rise to or that form the basis of such Warranty Claim.

3.3

In calculating the liability of the Seller in respect of any Warranty Claim there shall be taken into account the amount by which any Tax for which the Purchaser or any member of the Purchaser Group is now or in the future accountable or liable to be assessed is reduced or extinguished as a result of the matter giving rise to the liability.

3.4

If the Seller pays at any time to the Purchaser or any member of the Purchaser Group an amount pursuant to a Warranty Claim and the Purchaser or a member of the Purchaser Group subsequently recovers from some other person any sum in respect of any matter giving rise to such Warranty Claim, the Purchaser shall repay, and shall procure that the relevant member of the Purchaser Group repays, to the Seller the lesser of (i) the amount paid by the Seller to the Purchaser or member of the Purchaser Group and (ii) the sum (including interest (if any)) recovered from such other person, in each case after deduction of any reasonable costs and expenses reasonably incurred in obtaining such recovery. Thereafter, any such Warranty Claim shall be limited (in addition to the limitations on the liability of the Seller referred to in this Schedule 1) to the amount by which the loss or damage suffered by the Purchaser as a result of such breach exceeds the amount so recovered.

4.	GENERAL

4.1

Neither Party will be liable to the other Party (or to any person or entity claiming through the other party) for lost profits or for special, incidental, indirect, punitive, consequential or exemplary damages arising out of or in any manner connected with any Transaction Document or the subject matter thereof, regardless of the form of action and whether or not such party has been informed of, or otherwise might have anticipated, the possibility of such damages.

4.2

Nothing in this Schedule 1 shall in any way restrict or limit the general obligation at law of the Purchaser and, following Completion, any member of the Purchaser Group to mitigate any loss or damage which it may suffer in consequence of any breach by the Seller of the terms of this Agreement or any fact, matter, event or circumstance likely to give rise to a Claim.

4.3

If any Claim for breach of Warranties is made and settled and the Company or the Purchaser receives a tax credit (including foreign tax credits), relief, saving or other benefit as a result of the subject matter of the Claim which was not factored into the quantification of loss and payment of damages at the time the Claim was settled the Purchaser shall notify the Seller and refund the value of such credit, relief, saving or other benefit.

4.4

The limitations of liability contained in this Agreement including Schedule 1 shall not apply to any liability for any Claim to the extent that the same is attributable to fraud, fraudulent misrepresentation or wilful concealment on the part of the Seller.

SCHEDULE 2

PART A

EXTRACT FROM THE COMPANY’S SHAREHOLDER REGISTER

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PART B

EXTRACT FROM THE SUBSIDIARY’S SHAREHOLDER REGISTER

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IN WITNESS WHEREOF this Agreement has been duly executed and delivered as a deed on the date appearing at the head of this Agreement.

SIGNED as a DEED and DELIVERED on behalf of	)
SYLVAMO NORDIC SALES COMPANY OY	)
acting by Oliver Taudien, ) in the presence of	)

/s/ Michael Krueger
Signature of Witness

Michael Krueger
Name of Witness

[*****]
Address of Witness

SIGNED as a DEED and DELIVERED on behalf of	)
PULP INVEST LIMITED LIABILITY COMPANY	)
acting by Timur Gabidullin,	)
in the presence of	)

/s/ Olga Zatsepina
Signature of Witness

Olga Zatsepina
Name of Witness

[*****]
Address of Witness

SIGNED as a DEED and DELIVERED on behalf of	)
NPAO SYLVAMO CORPORATIOIN RUS	)
acting by Oleg Lebedev,	)
in the presence of	)

/s/ Olga Zatsepina
Signature of Witness

Olga Zatsepina
Name of Witness

[*****]
Address of Witness

SIGNED as a DEED and DELIVERED by	)
TIMUR GABIDULLIN	)

/s/ Olga Zatsepina
Signature of Witness

Olga Zatsepina
Name of Witness

[*****]
Address of Witness